Exhibit j(i)

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference constituting part of Post-Effective Amendment No. 36 to the Registration Statement No. 811-5511 on Form N-1A of Variable Insurance Products Fund II, of our reports dated February 7, 2001 appearing in the Annual Reports to Shareholders of Asset Manager Portfolio, Asset Manager: Growth Portfolio, Contrafund Portfolio, Index 500 Portfolio, and Investment Grade Bond Portfolio for the year ended December 31, 2000.

We also consent to the references to us under the headings "Financial Highlights" in the Prospectuses and "Auditors" in the Statement of Additional Information, which are a part of such Registration Statement.

____________________________	/s/Deloitte & Touche LLP
Deloitte & Touche LLP
Boston, Massachusetts
April 24, 2001